UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 7, 2006

GREATER CHINA MEDIA AND ENTERTAINMENT CORP.
(formerly AGA Resources, Inc.)

(Exact Name of Registrant as Specified in Charter)
Nevada

(State or Other Jurisdiction of Incorporation)

000-51781

(Commission File Number)

N/A

                                        (I.R.S. Employer Identification No.)

10th Floor, Building A, TongYongGuoJi Center
No.3 Jianguomenwai Road, Chaoyang District, Beijing
China 100101

(Address of Principal Executive Offices) (Zip Code)

86-10-5921-2222

(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Greater China Media and Entertainment Corp., a Nevada corporation (the “Registrant”), in connection with the item set forth below.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 7, 2006, the Registrant and Beijing Star King Talent Agency Ltd. Co., a company organized and existing under the laws of the People's Republic of China (“Star Agency”), entered into a Joint Venture Agreement (the“Agreement”) for a term of twenty years to be organized in Beijing, China. The purpose of the Agreement is to jointly conduct a talent agency business in the People's Republic of China. A copy of the Agreement is attached as Exhibit 10 hereto and is incorporated by reference herein.

The Registrant will contribute 600,000 RMB to the Joint Venture and will own 60% of the joint venture company, having a majority of the seats on the Board of Directors. Star Agency will contribute 400,000 RMB to the Joint Venture and will own 40% of the joint venture company, having a minority of the seats on the Board of Directors. The Registrant is responsible for providing the initial working capital of the joint venture company in the amount of 940,000 RMB in accordance with its business plan, and for raising the required capital for the development of the joint venture company. Star Agency has the right to appoint the General Manager of the joint venture company, and is responsible for the day to day operations of the joint venture company. However, the Registrant has the right not to distribute the profit of the joint venture company to both parties within the first three years.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

The Registrant has agreed to issue 2 million restricted common shares to Star Agency or its designated party as additional consideration for entering into the Agreement, in an offering intended to be exempt from registration pursuant to Regulation S under the Securities Act of 1933, as amended. The consideration received by the Registrant for the issuance of the shares was the agreement of Star King Agency to enter into the Agreement and to transfer its signed talent agency contracts to the joint venture company.

Apart from any restrictions imposed by Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the parties have agreed that these shares will be restricted from trading for two years from the date of the Agreement. After two years, the shares will be entitled to trading privileges pursuant to Rule 144 in accordance with the conditions and limitations of that rule.

Exhibit Index

Exhibit
No.__ Exhibit Description

10 Joint Venture Agreement, dated December 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREATER CHINA MEDIA AND ENTERTAINMENT CORP.

Date: December 8, 2006	By:	/s/ John Hui
John Hui
Title: CEO

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